SCHEDULE 14C

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SCHEDULE 14C INFORMATION

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EQ ADVISORS TRUST

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EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED JULY 29, 2021

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the 1290 VT Convertible Securities Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.equitable-funds.com.

Equitable Investment Management Group, LLC (“EIM” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. Equitable Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. EIM, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit EIM, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to enter into investment sub-advisory agreements between EIM and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below) with respect to the Portfolio.

At a regular meeting of the Board held on March 3-4, 2021 (March 2021 Meeting)1, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to: (1) terminate the Investment Sub-Advisory Agreement between EIM and Palisade Capital Management, L.L.C. (“Palisade”), dated as of July 31, 2020,

1 The meeting was held via videoconference in reliance on an exemptive order issued by the SEC. Reliance on the exemptive order was necessary and appropriate due to circumstances related to the effects of COVID-19. All Trustees participating in the videoconference meeting were able to hear each other simultaneously during the meeting. Reliance on the exemptive order requires the Trustees, including a majority of the Independent Trustees, to ratify actions taken pursuant to the exemptive order by vote cast at the next in-person meeting.

and most recently approved by the Board at a regular meeting held on July 14-16, 2020, with respect to the Portfolio (“Old Agreement”), and (2) approve a new Investment Sub-Advisory Agreement between EIM and SSGA Funds Management, Inc. (“SSGA FM” or “New Sub-Adviser”) with respect to the Portfolio (“New Agreement”), in connection with which SSGA FM would replace Palisade as the Sub-Adviser to the Portfolio. Under the New Agreement, SSGA FM will seek to track the performance of the Bloomberg Barclays U.S. Convertible Liquid Bond Index.

The Adviser’s proposal was based on several factors, including its plan to restructure the Portfolio as a passively managed index fund, which restructuring the Board approved at the March 2021 Meeting, SSGA FM’s track record managing comparable portfolio strategies, and the Adviser’s familiarity with, and confidence in, SSGA FM. Based on a review of comparative performance information and other factors, the Adviser recommended, and the Board approved, the termination of the Old Agreement and the approval of the New Agreement with respect to the Portfolio.

In connection with the approval of SSGA FM as the Sub-Adviser to the Portfolio, the Board also approved the Adviser’s proposal to (i) change the Portfolio’s investment objective, principal investment strategy, and performance benchmark, (ii) amend the Adviser’s Investment Advisory Agreement with the Trust with respect to the Portfolio solely to reflect a revised advisory fee schedule that would lower the effective advisory fee payable by the Portfolio, (iii) amend the Mutual Funds Service Agreement, under which the Adviser, in its capacity as the Administrator of the Trust, provides administrative services to the Portfolio, to reflect a lower administration fee rate for the Portfolio, and (iv) amend the Adviser’s Expense Limitation Agreement with the Trust to reflect a lower maximum annual operating expense limit for the Portfolio and to exclude acquired fund fees and expenses from the operating expense limit.

Factors Considered by the Board

In reaching its decision to approve the New Agreement with respect to the Portfolio, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by SSGA FM; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall-out” benefits that may accrue to SSGA FM and its affiliates (i.e., indirect benefits that SSGA FM or its affiliates would not receive but for the relationship with the Portfolio). In considering the New Agreement, the Board members did not identify any particular factor or information that was all-important or controlling, and each Trustee may have given different weights to different factors and, thus, each Trustee may have had a different basis for his or her decision.

In connection with its deliberations, the Board took into account information prepared by the Adviser and SSGA FM, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by SSGA FM, as well as SSGA FM’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board considered that the Adviser had conducted extensive due diligence on SSGA FM from an investment management, operational and compliance perspective. The Board also noted the Adviser’s familiarity with SSGA FM’s operational and compliance structure as SSGA FM currently serves as a sub-adviser with respect to other existing portfolios of the Trust. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Agreement and the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from legal counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement.

In approving the New Agreement with respect to the Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the proposed sub-advisory fee was fair and reasonable and that the approval of the New Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors it deemed relevant to its decision to approve the New Agreement with respect to the Portfolio.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by SSGA FM. In addition to the investment performance and expense information discussed below, the Board considered SSGA FM’s responsibilities with respect to the Portfolio pursuant to the New Agreement, and SSGA FM’s experience in serving as an investment adviser or sub-adviser for funds or accounts with similar investment strategies. The Board considered that SSGA FM, subject to the oversight of the Adviser, would be responsible for making investment decisions with respect to the Portfolio; placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio; and performing certain related administrative functions. The Board also reviewed information regarding SSGA FM’s process for selecting investments for the Portfolio and track record managing comparable portfolio strategies, as well as the experience and qualifications of the firm and its personnel, the Adviser’s familiarity with, and confidence in, SSGA FM, and the results of the Adviser’s due diligence. The Board also reviewed information regarding the qualifications and experience of SSGA FM’s portfolio managers who would provide services to the Portfolio. The Board also considered information regarding SSGA FM’s procedures for executing portfolio transactions for the Portfolio, and SSGA FM’s policies and procedures for selecting brokers and dealers. In addition, the Board considered information regarding SSGA FM’s trading experience and how SSGA FM would seek to achieve “best execution” on behalf of the Portfolio. The Board also considered information about the impact of the coronavirus pandemic on SSGA FM’s operations and its ability to provide services to the Portfolio. The Board further noted that, in connection with the Portfolio’s restructuring to an index strategy, the Portfolio will no longer allocate a portion of its assets to investments in underlying exchange-traded funds (“ETFs”) selected by the Adviser and, therefore, the Adviser will no longer be selecting investments for the Portfolio.

The Board also considered that the Trust’s compliance team, as well as Equitable Financial Life Insurance Company’s cybersecurity team, had performed due diligence on SSGA FM from an operational and compliance perspective, noting the Adviser’s familiarity with SSGA FM’s operational and compliance structure as SSGA FM currently serves as a sub-adviser with respect to other existing portfolios of the Trust, and that the Board had previously approved SSGA FM’s compliance program as well as SSGA FM’s code of ethics. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving SSGA FM and reviewed information regarding SSGA FM’s financial condition and history of operations and potential conflicts of interest in managing the Portfolio.

The Board also received and reviewed performance data relating to SSGA FM’s management of the SPDR Bloomberg Barclays Convertible Securities ETF (the “Convertible Securities ETF”) as compared to the Bloomberg Barclays U.S. Convertible Liquid Bond Index, the benchmark index for the Convertible Securities ETF and the proposed benchmark index for the restructured Portfolio, for various time periods. The Board also received and reviewed information regarding the performance of the Portfolio relative to the hypothetical performance of the restructured Portfolio. The Board generally considered longer-term performance to be more important than shorter-term performance. The Board also considered SSGA FM’s expertise, resources, and personnel for advising the Portfolio.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by SSGA FM were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Agreement.

The Board also considered the proposed sub-advisory fee for SSGA FM in light of the nature, quality and extent of the overall services to be provided by SSGA FM. In this regard, the Board noted that the sub-advisory fee rate to be paid to SSGA FM with respect to the Portfolio under the New Agreement is lower at all asset levels than the sub-advisory fee rate payable to Palisade under the Old Agreement. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to SSGA FM with respect to the Portfolio and the advisory fee to be retained by the Adviser in light of, among other factors, the nature and extent of responsibilities retained and risks assumed by the Adviser and not delegated to or assumed by SSGA FM. In this regard, the Board noted that the appointment of SSGA FM is expected to have a positive impact on the Adviser’s profitability (as discussed below) at the Portfolio’s current asset levels, but that the Adviser had proposed (i) to amend its current Investment Advisory Agreement with the Trust with respect to the Portfolio to reflect a revised advisory fee schedule that would lower the effective advisory fee payable by the Portfolio, (ii) to amend the current Mutual Funds Service Agreement, under which the Adviser, in its capacity as the Administrator of the Trust, provides administrative services to the Portfolio, to reflect a lower administration fee rate for the Portfolio, and (iii) to amend the Adviser’s Expense Limitation Agreement with the Trust to reflect a lower maximum annual operating expense limit (or “expense cap”) for the Portfolio, each of which actions would partially offset the benefit to the Adviser and enable the shareholders of the Portfolio also to benefit from the lower sub-advisory fee rate and to be subject to a lower overall net expense ratio. The Board also considered the proposed sub-advisory fee rate schedule in light of the average fee rate that SSGA FM charges under advisory agreements with other comparable clients that utilize a similar strategy.

The Board further noted that the Adviser, and not the Portfolio, would pay SSGA FM and that the proposed sub-advisory fee was negotiated between SSGA FM and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with SSGA FM is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined, with respect to the Portfolio, that the proposed sub-advisory fee for SSGA FM is fair and reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee, the reduced advisory and administration fees, and the lower expense cap on the Adviser’s profitability with respect to the Portfolio. The Board noted that the restructuring is expected to result in a benefit to shareholders by reducing the expense ratio of the Portfolio because of the lower advisory and administration fees and the lower expense cap. The Board also noted that the overall restructuring, including the appointment of SSGA FM, is expected to have a modest positive impact on the Adviser’s annual profitability with respect to the Portfolio, primarily due to the Adviser’s reduced expense waiver obligation with respect to the restructured Portfolio. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee to be paid to SSGA FM is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and SSGA FM based on the particular circumstances for each of them. The Board noted again that SSGA FM’s fee would be paid by the Adviser and not the Portfolio and that many responsibilities related to the advisory function are retained by the Adviser. In light of all the factors considered, the Board determined that the anticipated profitability to the Adviser remained within the reasonable range of profitability levels previously reported.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee rate schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for SSGA FM includes breakpoints that would reduce the sub-advisory fee rate as Portfolio assets under SSGA FM’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to SSGA FM, including the following. The Board considered that SSGA FM may benefit from greater exposure in the marketplace with respect to its investment process and from expanding its level of assets under management, and the potential reputational benefit that may accrue from SSGA FM’s relationship with the Adviser and other sub-advisers. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to SSGA FM are fair and reasonable.

SSGA FM became a New Sub-Adviser to the Portfolio effective on or about June 23, 2021.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between EIM and SSGA FM are materially similar to the terms of the Old Agreement between EIM and Palisade, except as to the effective date,

compensation, and the named Sub-Adviser. Pursuant to the New Agreement, SSGA FM is appointed by EIM to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the Portfolio, subject to the direction, control and oversight of EIM and the Board. The New Agreement will remain in effect for an initial two-year term with respect to the Portfolio and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to EIM and SSGA FM, or by EIM or SSGA FM on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between EIM and the Trust is terminated for any reason. EIM (and not the Portfolio) is responsible for the payment of the sub-advisory fee to the New Sub-Adviser.

The New Agreement generally provides that SSGA FM will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolio, the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by SSGA FM, except that nothing in the New Agreement limits the liability of SSGA FM for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of SSGA FM in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in any information furnished to the Adviser or the Trust for use in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Portfolio, the Trust or the Adviser, or the omission to state therein a material fact known to SSGA FM which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by SSGA FM to the Adviser or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee rate payable to SSGA FM under the New Agreement is lower than the sub-advisory fee rate paid to Palisade under the Old Agreement. Also, as stated above, in connection with the Portfolio’s restructuring to an index strategy, the Portfolio will no longer allocate a portion of its assets to investments in underlying ETFs selected by the Adviser and, therefore, the Adviser will no longer be selecting investments for the Portfolio.

For the fiscal year ended December 31, 2020, EIM paid Palisade a sub-advisory fee rate of 0.40% of Palisade’s allocated portion of the Portfolio’s average daily net assets and a sub-advisory fee of $91,215 with respect to the Portfolio under the Old Agreement.

If, during the Portfolio’s fiscal year ended December 31, 2020, the assets that were allocated to Palisade, as well as the assets that were allocated to investments in underlying ETFs selected by the Adviser, had been allocated to SSGA FM, EIM would have paid SSGA FM a sub-advisory fee rate of 0.08% of the Portfolio’s average daily net assets and a sub-advisory fee of $25,407 with respect to the Portfolio, which would have represented a 72% decrease in the amount of the sub-advisory fee paid.

Information Regarding SSGA Funds Management, Inc.

The following provides additional information about the New Sub-Adviser.

SSGA FM is a registered investment adviser and a wholly-owned subsidiary of State Street Global Advisors, Inc., which itself is a wholly-owned subsidiary of State Street Corporation, a publicly traded financial holding company. SSGA FM and other advisory affiliates of State Street Corporation make up State Street Global Advisors (“SSGA”), the investment management arm of State Street Corporation. As of June 30, 2021, SSGA and SSGA FM had approximately $3.90 trillion and $788.65 billion in assets under management, respectively.

Effective on or about June 23, 2021, Michael Brunell, CFA®, Christopher DiStefano, and Frank Miethe, CFA® are jointly and primarily responsible for the securities selection, research and trading for the Portfolio.

Michael Brunell, CFA®, is a Vice President of SSGA and a senior member of the Fixed Income portfolio management team. In his current role as part of the Fixed Income Beta Solutions Group, he heads the credit sector team and is responsible for developing, managing, and supporting various types of funds against a variety of conventional and custom bond index strategies. Prior to joining the investment team in 2004, Mr. Brunell had been responsible for managing the U.S. Fixed Income Operations Group at SSGA. Additionally, he earned the Chartered Financial Analyst designation and is a member of the CFA Institute and CFA Society Boston, Inc.

Christopher DiStefano is a Vice President of SSGA and a Portfolio Manager within the Fixed Income portfolio management team. He is responsible for managing several funds and ETFs within the Convertible Bond, Investment Grade Credit, and Smart Beta sectors and strategies. Prior to joining SSGA in 2010, Mr. DiStefano worked as an engineer within the real estate development and transportation industries.

Frank Miethe, CFA®, is a Vice President of SSGA and a Portfolio Manager within the Fixed Income portfolio management team. Mr. Miethe joined SSGA in 2010 and has been part of the portfolio management team since 2013. He is currently responsible for managing several funds and ETFs within the Investment Grade Credit sector. Prior to his role at SSGA, Mr. Miethe worked at State Street Corporation as a Fund Accountant and a Client Operations Associate. He has earned the Chartered Financial Analyst designation and is a member of the CFA Institute and CFA Society Boston, Inc.

The principal address for SSGA FM and SSGA is One Iron Street, Boston, MA 02210. The principal address for State Street Corporation is One Lincoln Street, Boston, MA 02111.

Set forth below are the names, titles and principal occupations of the principal executive officers and directors of SSGA FM:

Name	Title/Responsibilities and Principal Occupation
Ellen Needham	Chairman, Director and President of SSGA FM; Senior Vice President/Senior Managing Director of SSGA
Jeanne La Porta	Director of SSGA FM; Senior Vice President/Senior Managing Director of SSGA
Barry F.X. Smith	Director of SSGA FM; Senior Vice President/Senior Managing Director of SSGA

Lori Heinel	Director of SSGA FM; Executive Vice President of SSGA
Steven Lipiner	Director of SSGA FM; Senior Vice President/Senior Managing Director and Chief Financial Officer of SSGA
Chris Baker	Chief Compliance Officer of SSGA FM; Managing Director and Chief Compliance Officer of SSGA
Bo Trevino	Treasurer of SSGA FM; Vice President of SSGA
Sean O’Malley, Esq.	Chief Legal Officer of SSGA FM; Senior Vice President/Senior Managing Director and Deputy General Counsel of SSGA
Ann Carpenter	Chief Operating Officer of SSGA FM; Managing Director of SSGA
Timothy Corbett	Chief Risk Officer of SSGA FM; Senior Vice President/Senior Managing Director of SSGA
Kathryn Sweeney	CTA - Chief Marketing Officer of SSGA FM; Senior Vice President/Senior Managing Director of SSGA
David Urman, Esq.	Clerk of SSGA FM; Vice President and Senior Counsel of SSGA
Dan Furman, Esq.	Assistant Clerk of SSGA FM; Managing Director and Managing Counsel of SSGA
Leanne Dunn, Esq.	Assistant Clerk of SSGA FM; Managing Director and Senior Counsel of SSGA
Mike Pastore, Esq.	Assistant Clerk of SSGA FM; Managing Director and Senior Counsel of SSGA

The business address of each of these individuals is One Iron Street, Boston, MA 02210.

For its services to the Portfolio, SSGA FM receives a sub-advisory fee based on the Portfolio’s assets as follows: 0.08% of the Portfolio’s average daily net assets up to and including $250 million; 0.06% of the Portfolio’s average daily net assets in excess of $250 million and up to and including $500 million; and 0.04% of the Portfolio’s average daily net assets in excess of $500 million (subject to minimum annual revenue of $30,000).

Information with respect to advisory fees charged by SSGA FM to comparable funds subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers that are affiliates of such brokers, or with unaffiliated brokers that trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2020, the Portfolio did not pay any brokerage commissions to brokerage affiliates of the Portfolio.

Control Persons and Principal Holders

Equitable Financial Life Insurance Company (“Equitable”), the parent company of EIM, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of June 30, 2021. EIM is organized as a Delaware limited liability company and is a wholly-owned subsidiary of Equitable. Equitable is an indirect wholly-owned subsidiary of Equitable Holdings, Inc., which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of June 30, 2021, the Trustees and officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

As of June 30, 2021, the following shareholders were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Portfolio:

Shareholder	Class of Shares	Number of Shares Owned	Percentage of Class Owned
EQ/All Asset Growth Allocation Portfolio*	Class K	921,460	64.68%

* The portfolio operates under a “fund of funds” structure under which the portfolio invests substantially all of its assets in securities of other investment companies managed by EIM.

Outstanding Shares

The outstanding shares of each class of the Portfolio as of June 30, 2021, are set forth below:

	Class IB	Class K
Outstanding Shares	1,368,457	1,424,802

Appendix A

The chart below provides information regarding the advisory fees charged by SSGA FM to comparable funds subject to the 1940 Act that it advises.

Name of Fund (Ticker Symbol)	Net Assets (as of June 30, 2021)	Advisory Fee Rate (as a % of average daily net assets)
SPDR Bloomberg Barclays Convertible Securities ETF (CWB)	$6,802,137,719	0.40%
SPDR ICE Preferred Securities ETF (PSK)	$1,484,914,590	0.45%

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